Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Post-Effective Amendment No. 1 to Form F-1 of Selina Hospitality PLC of our report dated April 28, 2023, relating to the consolidated financial statements of Selina Hospitality PLC (formerly Selina Holdings Company, UK Societas) and its Subsidiaries (Company), which includes an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern, which report is incorporated by reference in the Prospectus, which is part of this Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Baker Tilly US, LLP

Tysons, Virginia

July 19, 2023